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                                                                    EXHIBIT 12.2



           NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

               Computation of Ratio of Margins to Fixed Charges
                        (Dollar Amounts in Thousands)


               For the Quarters Ended August 31, 1995 and 1994


                                                         1995         1994
                                                         ----         ----
Net margins before extraordinary loss..................   $ 12,388     $14,451
Add: Fixed charges.....................................    103,169      78,487
                                                          --------     -------
Margins available for fixed charges....................   $115,557     $92,938
                                                          ========     =======

Fixed charges:
    Interest on all debt (including amortization
    of discount and issuance costs)....................   $103,169     $78,487
                                                          --------     -------
               Total fixed charges.....................   $103,169     $78,487
                                                          ========     =======

Ratio of margins to fixed charges                             1.12        1.18
                                                              ====        ====